Exhibit 99.1

State Street Reports First Quarter of 2011 Earnings Per Share of $0.93 on $2.4 Billion in Revenue

On an Operating Basis Earnings Per Share of $0.88 Increased 17% from $0.75 in First Quarter of 2010 with a 10% Increase in Revenue

Momentum Continues in Servicing and Asset Management Fee Revenue

BOSTON--(BUSINESS WIRE)--April 19, 2011--State Street Corporation today announced first-quarter 2011 earnings per common share of $0.93, compared to $0.99 in the first quarter of 2010. Revenue of $2.4 billion increased 3% from the first quarter of 2010 and expenses were $1.7 billion, up 8% from $1.6 billion in the first quarter of 2010. First-quarter revenue for 2011 included $62 million, or $0.08 per share, of net interest revenue associated with discount accretion related to asset-backed commercial paper conduit securities consolidated onto the Company’s balance sheet in 2009. First-quarter 2011 expenses also included $19 million, or $0.03 per share, attributable to merger and integration costs and restructuring charges associated with a previously announced reduction in force. First-quarter 2010 results included $212 million, or $0.25 per share, of discount accretion and $13 million, or $0.01 per share, of merger and integration costs. Return on average common shareholders’ equity was 10.5% in the first quarter of 2011, compared to 13.4% in the first quarter of 2010.

In the fourth quarter of 2010, the Company reported earnings per share of $0.16 on revenue of $2.0 billion. Expenses in the fourth quarter of 2010 were $1.8 billion. Fourth-quarter 2010 revenue included $139 million, or $0.17 per share, of conduit-related discount accretion and the impact of a net loss of $344 million, or $0.67 per share, related to a repositioning of the Company’s investment portfolio. Expenses included restructuring charges associated with a reduction in force and real estate consolidation of $156 million, or $0.21 per share. Return on shareholders’ equity was 1.8% in the fourth quarter of 2010.

In addition to presenting State Street’s financial results in conformity with U.S. generally accepted accounting principles (GAAP), management also presents results on an “operating basis” in order to highlight comparable financial trends and other characteristics with respect to State Street’s ongoing business operations from period to period. Reconciliations of GAAP-basis results to operating-basis results are provided in the addendum at the end of this news release. Also see “Additional Information.” Operating-basis net interest revenue for all periods is presented on a fully taxable-equivalent basis and excludes discount accretion related to former conduit securities.

Operating-basis earnings per share in the first quarter of 2011 were $0.88 compared to $0.75 in the first quarter of 2010. Operating-basis revenue in the first quarter of 2011 was $2.330 billion, up 10.1% from $2.116 billion in the first quarter of 2010. Operating-basis expenses increased to $1.683 billion, up 7.5% from $1.566 billion in the first quarter of 2010. On an operating basis, comparing the first quarter of 2011 with the first quarter of 2010, the Company achieved 260 basis points of positive operating leverage. On an operating basis, return on average common shareholders’ equity was 9.9% in the first quarter of 2011, down slightly from 10.0% in the first quarter of 2010.

Operating-basis earnings per share in the first quarter of 2011 were up 1% from $0.87 per share in the fourth quarter of 2010; revenue on the same basis and in the same comparison was up 2.1% from $2.281 billion; and expenses on the same basis and in the same comparison were up 3.6% from $1.624 billion. On an operating basis, comparing the first quarter of 2011 with the fourth quarter of 2010, operating leverage was a negative 150 basis points. On an operating basis, return on shareholders’ equity of 9.9% compared to 9.8% in the fourth quarter of 2010.

Joseph L. Hooley, State Street's chairman and chief executive officer, said, “In the first quarter the performance of our core asset servicing and asset management businesses continued to be strong. In addition, we achieved positive operating leverage in the first quarter of 2011 on an operating basis, compared to the first quarter of 2010.

“In the first quarter of 2011 we increased our quarterly dividend to $0.18 per share and our Board authorized the purchase of up to $675 million of our common stock in 2011. As we stated last quarter, we currently exceed the capital ratios required under the Basel III proposal as we currently understand it.”

Addressing the performance of the Company’s recent acquisitions, Hooley, said, “The performances of our securities servicing business that we acquired from Intesa Sanpaolo and the acquired Mourant business are exceeding the goals we set; and, as a result of our expanded capabilities, we have added new clients in both of these businesses. Also, the Bank of Ireland’s asset management business, which we acquired in January, is off to a good start, leveraging its capabilities in active equity strategies with the distribution strengths at State Street Global Advisors.”

Looking ahead, Hooley noted, “We are pleased with our first-quarter results. Our strong pipeline and significant business opportunities continue to support the momentum in our core business. We remain focused on continuing to control expenses while enhancing our risk management and beginning to execute on our operations and IT transformation program. While the recovery in the U.S. appears to be slowly strengthening and we have put some issues behind us, uncertainty still affects world markets, particularly in light of developments in the Middle East and Japan. Overall, we continue to be well positioned to take advantage of global growth opportunities.”

The table below provides a summary of selected financial information and key ratios for the indicated periods, presented on an operating basis where noted. Unless otherwise specified, all capital ratios referenced in this news release refer to State Street Corporation and not State Street Bank and Trust Company. See “Additional Information” for a further description of these ratios and the addendum at the end of this news release for reconciliations applicable to the tier 1 common and TCE ratios.

	Q1 2011	Q4 2010	Increase/(Decrease)		Q1 2010	Increase/(Decrease)
(Dollars in millions, except per share amounts or where otherwise noted)
For the quarters ended:
Total revenue(1)	$2,330	$2,281	$49	2.1%	$2,116	$214	10.1%
Total expenses(1)	1,683	1,624	59	3.6%	1,566	117	7.5%
Earnings per common share(1)	$0.88	$0.87	$0.01	1.1%	$0.75	$0.13	17.3%
Return on common equity(1)	9.9%	9.8%	10 bps		10.0%	(10) bps
As of period end:
Total assets	$171,796	$160,505	$11,291	7.0%	$153,971	$17,825	11.6%
Unrealized loss on investment portfolio, after-tax	(352)	(504)	152	30.2%	(1,435)	1,083	75.5%
AUCM (dollars in billions):
Assets under custody and administration(2)	$22,609	$21,527	$1,082	5.0%	$19,041	$3,568	18.7%
Assets under management	2,120	2,010	110	5.5%	1,969	151	7.7%
Total capital ratio	21.6%	22.0%	(40) bps		19.5%	210 bps
Tier 1 capital ratio	19.6%	20.5%	(90) bps		18.0%	160 bps
Tier 1 leverage ratio	8.7%	8.2%	50 bps		9.0%	(30) bps
Tier 1 common ratio	17.5%	18.1%	(60) bps		15.9%	160 bps
TCE ratio	7.4%	7.6%	(20) bps		7.5%	(10) bps
TCE/RWA ratio	16.7%	17.2%	(50) bps		14.1%	260 bps
(1)	Presented on an operating basis.
(2)	Includes assets under custody of $16,692 billion, $15,860 billion, and $14,058 billion, respectively, as of period end Q1 2011, Q4 2010, and Q1 2010.

Total assets were $172 billion at March 31, 2011, including $13.3 billion of excess deposits held at the Federal Reserve and other central banks. The average balance sheet for the first quarter of 2011 was $159 billion, compared to $160 billion for the fourth quarter of 2010 and $143 billion for the first quarter of 2010. State Street’s regulatory capital ratios continue to be strong as of March 31, 2011, with the Company’s total capital ratio at 21.6%, its tier 1 capital ratio at 19.6% and its leverage ratio at 8.7%. In addition, at that date, the Company’s tier 1 common ratio was 17.5%, its TCE ratio was 7.4%, and its TCE to risk-weighted assets ratio was 16.7%. March 31, 2011 ratios adjusted for the effects of the applicable methodologies provided for in the Basel III capital requirements are: total capital ratio of 12.6%, tier 1 capital ratio of 11.4%, tier 1 leverage ratio of 6.3%, and tier 1 common ratio of 10.2%. These ratios reflect State Street’s estimates of the impact of the requirements under Basel III affecting capital, based upon published statements of the Basel Committee and the Federal Reserve. See “Additional Information” below for information concerning the specified capital ratios and the addendum at the end of this news release for reconciliations of these ratios to ratios calculated under presently applicable requirements.

At March 31, 2011, the after-tax unrealized mark-to-market losses in the investment portfolio were $352 million, improved from $504 million at December 31, 2010 and improved from $1.44 billion as of March 31, 2010; both improvements are primarily due to spread compression, offset partially by higher rates.

As of March 31, 2011, the Company expects to record aggregate pre-tax accretion of about $1.3 billion in interest revenue over the remaining terms of the former conduit securities, of which it expects to record approximately $200 million in 2011. These expectations are based on many assumptions, including holding the securities to maturity, anticipated pre-payment speeds, credit quality and sales.

The following tables provide the components of operating-basis revenue and operating-basis expenses for the periods noted:

Operating-Basis Revenue
(Dollars in millions)	Q1 2011	Q4 2010	% Increase/ (Decrease)	Q1 2010	% Increase/ (Decrease)
Servicing fees (1)	$1,095	$1,064	2.9%	$895	22.3%
Investment management fees(1)	236	221	6.8	211	11.8
Trading services revenue	302	310	(2.6)	242	24.8
Securities finance revenue	66	69	(4.3)	72	(8.3)
Processing fees and other revenue	92	71	29.6	120	(23.3)
Net interest revenue, fully taxable- equivalent basis(2)	546	550	(0.7)	481	13.5
Gains (losses) related to investment securities, net	(7)	(4)	(75.0)	95	(107.4)
Total Operating-Basis Revenue	$2,330	$2,281	2.1%	$2,116	10.1%
(1)	The Company reclassified approximately $15 million in the first quarter of 2010 from management fee revenue to servicing fee revenue, consistent with reclassifications recorded in 2010.
(2)	Operating-basis information for the first quarter of 2011, fourth quarter of 2010, and the first quarter of 2010 included $31 million, $33 million, and $32 million, respectively, of tax-equivalent adjustments, and excluded $62 million, $139 million, and $212 million, respectively, of discount accretion. GAAP-basis net interest revenue for these periods was $577 million, $656 million, and $661 million, respectively.
Operating-Basis Expenses
(Dollars in millions)	Q1 2011	Q4 2010	% Increase/ (Decrease)	Q1 2010	% Increase/ (Decrease)
Salaries and employee benefits	$974	$935	4.2%	$883	10.3%
Information systems and communications	191	191	---	167	14.4
Transaction processing services	180	171	5.3	153	17.6
Occupancy	107	117	(8.5)	118	(9.3)
Other	231	210	10.0	245	(5.7)
Total Operating-Basis Expenses	$1,683	$1,624	3.6%	$1,566	7.5%

FIRST-QUARTER 2011 RESULTS VS. FIRST QUARTER 2010

Servicing fees were up 22% to $1.095 billion from $895 million in the first quarter of 2010. The increase was attributable primarily to the impact of the acquisitions of Intesa and Mourant, net new business, and increases in daily average equity valuations. Total assets under custody and administration were $22.609 trillion at March 31, 2011, up 19% compared with $19.041 trillion at March 31, 2010. Daily average values for the S & P 500 Index were up 16% and the MSCI® EAFE IndexES increased approximately 10% from the first quarter of 2010.

Investment management fees, generated by State Street Global Advisors, were $236 million, up 12% from $211 million in the first quarter of 2010. The increase in management fees was attributable primarily to increases in the average of month-end valuations in worldwide equity markets and the impact of the acquisition of the Bank of Ireland asset management business. Average month-end equity valuations increased about 18% and 12% compared to the first quarter of 2010 as measured by the S & P 500 and the MSCI® EAFE indexES, respectively. Total assets under management at March 31, 2011, were $2.120 trillion, up 8% compared to $1.969 trillion at March 31, 2010.

Trading services revenue, which includes foreign exchange trading revenue and brokerage and other fees, was $302 million for the first quarter of 2011, an increase of 25% from $242 million in the first quarter of 2010. Foreign exchange revenue increased 19% primarily due to higher volumes, offset partially by lower volatilities. Brokerage and other fees were up about 31% due primarily to an increase in electronic trading and transition management.

Securities finance revenue was $66 million in the quarter, down 8% from $72 million in the first quarter of 2010 due primarily to lower volumes, offset partially by improved spreads. Processing fees and other revenue was $92 million, down from $120 million primarily due to the early buyout of a legacy leasing transaction in the first quarter of 2010.

Net interest revenue on a fully taxable-equivalent basis, which includes conduit-related discount accretion, was $608 million in the first quarter of 2011, compared to $693 million in the first quarter of 2010. On an operating basis, which excludes discount accretion, net interest revenue was $546 million, an increase of 14% from $481 million in the first quarter of 2010 due to an improvement in non-USD rates and the impact of deposits added in connection with the Intesa acquisition, offset partially by lower yields in the fixed-income investment portfolio. Fully taxable-equivalent net interest margin, including the discount accretion, was 185 basis points in the first quarter of 2011 compared to 234 basis points in the first quarter of 2010. Operating-basis net interest margin was 166 basis points in the first quarter of 2011, compared to 162 basis points in the first quarter of 2010.

In the first quarter of 2011, on an operating basis, we recorded $4 million of net gains from sales of available-for-sale securities. Separately, we recorded $11 million of other-than-temporary impairment, resulting in $7 million of net losses related to investment securities.

Operating-basis expenses of $1.683 billion in the first quarter of 2011 increased 7% compared to $1.566 billion in the first quarter of 2010 primarily due to increases in salaries and benefits expenses. Salaries and benefits expenses increased 10% to $974 million, primarily due to the impact of the acquisitions and an increase in benefits expenses. Information systems and communications expenses were $191 million, an increase of 14% from $167 million due primarily to the impact of the acquisitions. Transaction processing services expenses were up 18% to $180 million due to higher volumes in the investment servicing business, including the impact of acquisitions. Occupancy expenses decreased to $107 million from $118 million. Other expenses decreased 6% to $231 million due to lower securities processing costs, offset partially by the impact of a $25 million insurance recovery in the first quarter of 2010.

The effective tax rate on first-quarter 2011 GAAP-basis earnings was 28.7%, compared to 29.5% in the first quarter of 2010 due primarily to the geographic mix of earnings. The effective tax rate on operating-basis earnings for the first quarter of 2011 was 28.0%, consistent with our previously disclosed outlook. Our expected effective tax rate on operating-basis earnings for the full year 2011 continues to be about 28%.

FIRST-QUARTER 2011 RESULTS VS. THE FOURTH QUARTER 2010

Servicing fees were $1.095 billion, up 3% from $1.064 billion in the fourth quarter due primarily to higher average equity valuations and new business installed. Daily average values as measured by the S & P 500 and the MSCI® EAFE indexES increased 8% and 5%, respectively. Management fees were $236 million, up 7% from $221 million, due primarily to the higher average month-end equity market valuations and the impact of the acquisition of the Bank of Ireland asset management business. Average month-end equity valuations for the S & P 500 and MSCI® EAFE indexES were up 9% and 7%, respectively. Trading services revenue, which includes foreign exchange and brokerage and other fees, was $302 million, down 3% compared to $310 million. Foreign exchange revenue declined 6% due to lower volatility offset partially by higher volumes in foreign exchange. Brokerage and other fee revenue was $142 million, an increase of 2% from $139 million due to higher revenue from electronic trading, partially offset by lower revenue in transition management. Securities finance revenue was $66 million, down 4% from $69 million in the fourth quarter. Processing fees and other revenue was up 30% at $92 million due to higher revenue from various sources.

Fully taxable-equivalent net interest revenue in the first quarter of 2011 totaled $608 million, including discount accretion, compared to $689 million in the fourth quarter. On an operating basis, fully taxable-equivalent net interest revenue in the first quarter of 2011 was $546 million, down from $550 million due primarily to lower yields on fixed-income securities as a result of the repositioning of the investment portfolio in the fourth quarter of 2010 and two fewer days in the quarter, offset partially by lower funding costs.

Compared to the fourth quarter of 2010, salaries and benefits expense increased 4% to $974 million from $935 million, due to the timing of higher benefit costs, including higher payroll taxes. Information systems and communications expense was $191 million, flat with the fourth quarter of 2010. Transaction processing expense was $180 million, up 5% from $171 million primarily due to increased volumes in the investment servicing business. Occupancy decreased 9% to $107 million. Other expenses were $231 million, up 10%, primarily due to the impact of a $40 million insurance recovery in the fourth quarter of 2010.

ADDITIONAL INFORMATION

All per share amounts represent fully diluted earnings per common share. Return on average common shareholders’ equity is determined by dividing full-year or annualized net income available to common equity by average common shareholders’ equity for the period. Operating-basis return on average common equity utilizes full-year or annualized operating-basis net income available to common equity in the calculation. Positive operating leverage is defined as the excess rate of growth of total revenue over the rate of growth of total expenses, each determined on an operating basis.

Non-GAAP Financial Measures

This news release includes financial information presented on a GAAP basis as well as on an operating basis. Operating-basis financial information is a non-GAAP presentation. Management measures and compares certain financial information on an operating basis, as it believes that this presentation supports meaningful comparisons from period to period and the analysis of comparable financial trends with respect to State Street’s normal ongoing business operations. Management believes that operating-basis financial information, which reports revenue from non-taxable sources on a fully taxable-equivalent basis and excludes the impact of revenue and expenses outside of the normal course of business, facilitates an investor’s understanding and analysis of State Street’s underlying financial performance and trends in addition to financial information prepared in accordance with GAAP.

This news release also includes capital ratios in addition to, or adjusted from, those calculated in accordance with applicable regulatory requirements. These include capital ratios based on tier 1 common capital and tangible common equity as well as capital ratios adjusted to reflect our estimate of the impact of the Basel III capital requirements. These non-regulatory and adjusted capital measures are non-GAAP financial measures. Management presently evaluates the non-GAAP capital ratios presented in this news release to aid in its understanding of State Street’s capital position under a variety of standards, including presently applicable and evolving regulatory requirements. Management believes that the use of the non-GAAP capital ratios described in this news release similarly aids in an investor's understanding of State Street's capital position and therefore is of interest to investors.

In addition to the reconciliations, described below, of the capital ratios referenced in this news release, the addendum to this news release also includes reconciliations of the following other non-GAAP financial measures referenced in this news release: operating-basis results to GAAP-basis results and Basel III-adjusted capital ratios to capital ratios calculated under presently applicable requirements.

Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP and capital ratios determined in accordance with presently applicable regulatory requirements.

Capital Ratios

The total capital, the tier 1 capital, and tier 1 leverage ratios are capital ratios used regularly by bank regulatory authorities to evaluate the Company’s capital adequacy. The tier 1 common ratio is sometimes used by the Federal Reserve in connection with its capital assessment and review programs. The TCE and TCE/risk-weighted assets ratios are other capital ratios management believes provide additional context for understanding and assessing the Company’s capital adequacy.

  The total capital, the tier 1 risk-based capital, or tier 1 capital, and tier 1 leverage ratios, as applicable, are each calculated in accordance with applicable bank regulatory requirements.

  The tier 1 risk-based common, or tier 1 common, ratio is calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock, qualifying minority interest in subsidiaries and qualifying trust preferred securities, by (b) total risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The tier 1 common ratio is not required by GAAP or on a recurring basis by bank regulations. Management is currently monitoring this ratio, along with the other capital ratios described in this news release, in evaluating State Street’s capital levels and believes that, at this time, the ratio may be of interest to investors. Reconciliations with respect to tier 1 common capital as of March 31, 2011, December 31, 2010, and March 31, 2010 are provided in the addendum at the end of this news release.
  The ratio of tangible common equity to adjusted tangible assets, or TCE ratio, is calculated by dividing consolidated total common shareholders’ equity by consolidated total assets, after reducing both amounts by goodwill and other intangible assets net of related deferred taxes. Total assets reflected in the TCE ratio also exclude cash balances on deposit at the Federal Reserve Bank and other central banks in excess of required reserves. The TCE ratio is not required by GAAP or by bank regulations, but is a metric used by management to evaluate the adequacy of State Street’s capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and adjusted tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. Reconciliations with respect to the calculation of the TCE ratio as of March 31, 2011, December 31, 2010, and March 31, 2010 are provided in the addendum at the end of this news release.
  The ratio of tangible common equity to risk-weighted assets, or TCE/RWA ratio, is calculated by dividing consolidated total common shareholders’ equity (reduced by goodwill and other intangible assets net of related deferred taxes) by total risk-weighted assets (determined in accordance with applicable bank regulatory requirements). The TCE/RWA ratio is not required by GAAP or by bank regulations, but is a metric used by management to evaluate the adequacy of State Street’s capital levels. Since there is no authoritative requirement to calculate the TCE/RWA ratio, our TCE/RWA ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity is a non-GAAP financial measure and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. Reconciliations with respect to the calculation of the TCE/RWA ratio as of March 31, 2011, December 31, 2010, and March 31, 2010, are included in the addendum at the end of this news release.

INVESTOR CONFERENCE CALL

State Street will webcast an investor conference call today, Tuesday, April 19, 2011, at 9:00 a.m. EDT, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 706/679-5594 or +1 888/391-4233 (Conference ID #36962726). Recorded replays of the conference call will be available on the web site, and by telephone at +1 706/645-9291 or +1 800/642-1687 (Conference ID#36962726), beginning approximately two hours after the call’s completion. The telephone replay will be available for approximately two weeks following the conference call. This news release, presentation materials referred to on the conference call, and additional financial information are available on State Street’s website, at www.statestreet.com/stockholder under “Investor Information--Latest News, Annual Reports and Financial Trends—Financial Trends,” and “Investor Events and Presentations.”

State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $22.609 trillion in assets under custody and administration and $2.120 trillion in assets under management at March 31, 2011, State Street operates in 26 countries and more than 100 geographic markets and employs 29,000 worldwide. For more information, visit State Street’s web site at www.statestreet.com or call +1 877/639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 678/999-4577 outside those countries.

Forward-Looking Statements

This news release contains forward-looking statements as defined by United States securities laws, including statements relating to our goals and expectations regarding our business, financial condition, results of operations, investment portfolio performance and strategies, the financial and market outlook, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often identified by such forward-looking terminology as "plan," "expect," "look," "believe," "anticipate," "estimate," "seek," "may," "will," "trend," "target,” and "goal," or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to April 19, 2011.

Important factors that may affect future results and outcomes include, but are not limited to:

  the manner in which the Federal Reserve and other regulators implement the Dodd-Frank Act and other regulatory initiatives in the US and internationally, including any increases in the minimum regulatory capital ratios applicable to us and adjustments that result in changes to our operating model or other changes to the provision of our services in order to comply with or respond to such regulations;
  required regulatory capital ratios under Basel II and Basel III, in each case as fully implemented by State Street and State Street Bank (and in the case of Basel III, when finally adopted by the Federal Reserve), which may result in the need for substantial additional capital or increased levels of liquidity in the future;
  changes in law or regulation that may adversely affect our, our clients’ or our counterparties’ business activities and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements and changes that expose us to risks related to compliance;
  financial market disruptions and the economic recession, whether in the U.S. or internationally;
  the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities, and the liquidity requirements of our clients;
  increases in the volatility of, or declines in the levels of, our net interest revenue, changes in the composition of the assets on our consolidated balance sheet and the possibility that we may be required to change the manner in which we fund those assets;
  the financial strength and continuing viability of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposure;

  the credit quality, credit agency ratings, and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss in our consolidated statement of income;
  delays or difficulties in the execution of our previously announced global multi-year program designed to enhance our operating model, which could lead to changes in our estimates of the charges, expenses or savings associated with the planned program, resulting in increased volatility of our earnings;
  the maintenance of credit agency ratings for our debt and depository obligations as well as the level of credibility of credit agency ratings;
  the risks that acquired businesses will not be integrated successfully, or that the integration will take longer than anticipated, that expected synergies will not be achieved or unexpected disynergies will be experienced, that client and deposit retention goals will not be met, that other regulatory or operational challenges will be experienced and that disruptions from the transaction will harm relationships with clients, employees or regulators;
  the ability to complete acquisitions, divestitures and joint ventures, including the ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;
  the performance of and demand for the products and services we offer, including the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;
  the possibility that our clients will incur substantial losses in investment pools where we act as agent, and the possibility of significant reductions in the valuation of assets;
  our ability to attract deposits and other low-cost, short-term funding;
  potential changes to the competitive environment, including changes due to the effects of consolidation, and perceptions of State Street as a suitable service provider or counterparty;
  the level and volatility of interest rates and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally;
  our ability to measure the fair value of the investment securities on our consolidated balance sheet;
  the results of litigation, government investigations and similar disputes or proceedings;
  our ability to control operating risks, information technology systems risks and outsourcing risks, and our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;
  adverse publicity or other reputational harm;
  our ability to grow revenue, attract and/or retain and compensate highly skilled people, control expenses and attract the capital necessary to achieve our business goals and comply with regulatory requirements; the potential for new products and services to impose additional costs on us and expose us to increased operational risk;
  the potential for new products and services to impose additional costs on us and expose us to increased operational risk;
  changes in accounting standards and practices; and
  changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.

Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2010 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this presentation speak only as of the date hereof, April 19, 2011, and we do not undertake efforts to revise those forward-looking statements to reflect events after that date.

STATE STREET CORPORATION
Earnings Release Addendum

CONSOLIDATED FINANCIAL HIGHLIGHTS
March 31, 2011

	Quarters Ended			% Change
				Q1 2011	Q1 2011
(Dollars in millions, except per share amounts or where otherwise noted)	March 31, 2011	December 31, 2010	March 31, 2010	vs. Q4 2010	vs. Q1 2010

Revenue:
Fee revenue	$1,791	$1,735	$1,540	3%	16%
Net interest revenue (1)	577	656	661	(12)	(13)
Net gains (losses) from sales of investment securities (2)	4	(341)	192
Losses from other-than-temporary impairment	(11)	(7)	(97)
Total Revenue	2,361	2,043	2,296	16	3
Provision for Loan Losses	(1)	(1)	15
Total Expenses:
Expenses from operations	1,683	1,624	1,566	4	7
Acquisition and restructuring costs	19	168	13
Net Income	471	83	495	467	(5)

Net Income Available to Common Shareholders	466	81	492

Diluted Earnings Per Common Share	.93	.16	.99	481	(6)

Average Diluted Common Shares Outstanding (in thousands)	500,980	499,232	498,056

Cash Dividends Declared Per Common Share	$.18	$.01	$0.01
Closing Price Per Share of Common Stock (at quarter end)	44.94	46.34	45.14

Ratios:
Return on average common equity	10.5%	1.8%	13.4%
Net interest margin, fully taxable-equivalent basis	1.85	2.07	2.34
Tier 1 risk-based capital	19.6	20.5	18.0
Total risk-based capital	21.6	22.0	19.5
Tier 1 leverage	8.7	8.2	9.0
Tier 1 common to risk-weighted assets (3)	17.5	18.1	15.9
Tangible common equity to tangible assets (3)	7.4	7.6	7.5
Tangible common equity to risk-weighted assets (3)	16.7	17.2	14.1

At Quarter End:
Assets Under Custody and Administration (4) (in trillions)	$22.61	$21.53	$19.04
Assets Under Management (in trillions)	2.12	2.01	1.97
(1)

Amounts for quarters ended March 31, 2011, December 31, 2010 and March 31, 2010 included discount accretion related to former conduit securities of $62 million, $139 million and $212 million, respectively.

(2)	Quarter ended December 31, 2010 included a net loss of $344 million related to a repositioning of the investment portfolio.
(3)	Refer to accompanying reconciliations for additional information.
(4)	Includes assets under custody of $16.69 trillion, $15.86 trillion and $14.06 trillion, respectively.

STATE STREET CORPORATION
Earnings Release Addendum

SELECTED CONSOLIDATED FINANCIAL INFORMATION
Quarters Ended March 31, 2011 and March 31, 2010

	Quarters Ended
	March 31,	March 31,
(Dollars in millions, except per share amounts)	2011	2010	% Change

Fee Revenue:
Servicing fees	$1,095	$895	22%
Management fees	236	211	12
Trading services	302	242	25
Securities finance	66	72	(8)
Processing fees and other	92	120	(23)
Total fee revenue	1,791	1,540	16

Net Interest Revenue:
Interest revenue	734	878	(16)
Interest expense	157	217	(28)
Net interest revenue (1)	577	661	(13)

Gains (Losses) related to investment securities, net:
Net gains from sales of available-for-sale securities	4	192
Losses from other-than-temporary impairment	(35)	(240)
Losses not related to credit	24	143
Gains (Losses) related to investment securities, net	(7)	95

Total revenue	2,361	2,296	3

Provision for loan losses	(1)	15

Expenses:
Salaries and employee benefits	974	883	10
Information systems and communications	191	167	14
Transaction processing services	180	153	18
Occupancy	107	118	(9)
Acquisition and restructuring costs	19	13
Other	231	245	(6)
Total expenses	1,702	1,579	8
Income before income tax expense	660	702	(6)
Income tax expense	189	207
Net income	$471	$495	(5)

Earnings allocated to participating securities	(5)	(3)
Net income available to common shareholders	$466	$492

Earnings Per Common Share:
Basic	$.94	$.99	(5)
Diluted	.93	.99	(6)

Average Common Shares Outstanding (in thousands):
Basic	497,471	494,588
Diluted	500,980	498,056

Selected consolidated financial information presented above was prepared in accordance with accounting principles generally accepted in the United States.
(1)

Net interest revenue on a fully taxable-equivalent basis was $608 million and $693 million for the quarters ended March 31, 2011 and 2010, respectively. These amounts included tax-equivalent adjustments of $31 million and $32 million for the quarters ended March 31, 2011 and 2010, respectively.

STATE STREET CORPORATION
Earnings Release Addendum

SELECTED CONSOLIDATED FINANCIAL INFORMATION
Quarters Ended March 31, 2011 and December 31, 2010

	Quarters Ended
	March 31,	December 31,
(Dollars in millions, except per share amounts)	2011	2010	% Change

Fee Revenue:
Servicing fees	$1,095	$1,064	3%
Management fees	236	221	7
Trading services	302	310	(3)
Securities finance	66	69	(4)
Processing fees and other	92	71	30
Total fee revenue	1,791	1,735	3

Net Interest Revenue:
Interest revenue	734	834	(12)
Interest expense	157	178	(12)
Net interest revenue (1)	577	656	(12)

Gains (Losses) related to investment securities, net:
Net gains (losses) from sales of investment securities	4	(341)
Losses from other-than-temporary impairment	(35)	(39)
Losses not related to credit	24	32
Losses related to investment securities, net	(7)	(348)

Total revenue	2,361	2,043	15.6

Provision for loan losses	(1)	(1)

Expenses:
Salaries and employee benefits	974	935	4
Information systems and communications	191	191	-
Transaction processing services	180	171	5
Occupancy	107	117	(9)
Acquisition and restructuring costs	19	168
Other	231	210	10
Total expenses	1,702	1,792	(5.0)
Income before income tax expense	660	252	162
Income tax expense	189	169
Net income	$471	$83	467

Earnings allocated to participating securities	(5)	(2)
Net income available to common shareholders	$466	$81

Earnings Per Common Share:
Basic	$.94	$.17	453
Diluted	.93	.16	481

Average Common Shares Outstanding (in thousands):
Basic	497,471	495,758
Diluted	500,980	499,232

Selected consolidated financial Information presented above was prepared in accordance with accounting principles generally accepted in the United States.
(1)

Net interest revenue on a fully taxable-equivalent basis was $608 million and $689 million for the quarters ended March 31, 2011 and December 31, 2010, respectively. These amounts included tax-equivalent adjustments of $31 million and $33 million for the quarters ended March 31, 2011 and December 31, 2010, respectively.

STATE STREET CORPORATION
Earnings Release Addendum

SELECTED CONSOLIDATED OPERATING-BASIS FINANCIAL INFORMATION
Quarters Ended March 31, 2011 and March 31, 2010

	Quarters Ended (1)
	March 31,	March 31,
(Dollars in millions, except per share amounts)	2011	2010	% Change

Fee Revenue:
Servicing fees	$1,095	$895	22%
Management fees	236	211	12
Trading services	302	242	25
Securities finance	66	72	(8)
Processing fees and other	92	120	(23)
Total fee revenue	1,791	1,540	16

Net Interest Revenue:
Interest revenue, operating basis	703	698	1
Interest expense	157	217	(28)
Net interest revenue, operating basis	546	481	14

Gains (Losses) related to investment securities, net	(7)	95
Total revenue, operating basis (2)	2,330	2,116	10.1

Provision for loan losses	(1)	15

Expenses:
Salaries and employee benefits	974	883	10
Information systems and communications	191	167	14
Transaction processing services	180	153	18
Occupancy	107	118	(9)
Other	231	245	(6)
Total expenses, operating basis (2)	1,683	1,566	7.5
Income before income tax expense, operating basis	648	535	21
Income tax expense, operating basis	173	132
Tax-equivalent adjustment	31	32
Net income, operating basis	$444	$371	20

Earnings allocated to participating securities	(5)	(2)
Net income available to common shareholders, operating basis	$439	$369

Diluted earnings per common share, operating basis	$.88	$.75	17

Average diluted common shares outstanding (in thousands)	500,980	498,056

Return on average common equity, operating basis	9.9%	10.0%
(1)	Refer to the accompanying reconciliation of reported results to operating-basis results.
(2)

For the quarter ended March 31, 2011, positive operating leverage in the year-over-year comparison was 260 basis points, based on an increase in total operating-basis revenue of 10.1% and an increase in total operating-basis expenses of 7.5%.

STATE STREET CORPORATION
Earnings Release Addendum

SELECTED CONSOLIDATED OPERATING-BASIS FINANCIAL INFORMATION
Quarters Ended March 31, 2011 and December 31, 2010

	Quarters Ended (1)
	March 31,	December 31,
(Dollars in millions, except per share amounts)	2011	2010	% Change

Fee Revenue:
Servicing fees	$1,095	$1,064	3%
Management fees	236	221	7
Trading services	302	310	(3)
Securities finance	66	69	(4)
Processing fees and other	92	71	30
Total fee revenue	1,791	1,735	3

Net Interest Revenue:
Interest revenue, operating basis	703	728	(3)
Interest expense	157	178	(12)
Net interest revenue, operating basis	546	550	(1)

Losses related to investment securities, net	(7)	(4)
Total revenue, operating basis (2)	2,330	2,281	2.1

Provision for loan losses	(1)	(1)

Expenses:
Salaries and employee benefits	974	935	4
Information systems and communications	191	191	-
Transaction processing services	180	171	5
Occupancy	107	117	(9)
Other	231	210	10
Total expenses, operating basis (2)	1,683	1,624	3.6
Income before income tax expense, operating basis	648	658	(2)
Income tax expense	173	184
Tax-equivalent adjustment	31	33
Net income, operating basis	$444	$441	1

Earnings allocated to participating securities	(5)	(6)
Net income available to common shareholders	$439	$435

Diluted earnings per common share, operating basis	$.88	$.87	1

Average diluted common shares outstanding (in thousands)	500,980	499,232

Return on average common equity, operating basis	9.9%	9.8%
(1)	Refer to the accompanying reconciliation of reported results to operating-basis results.
(2)

For the quarter ended March 31, 2011, negative operating leverage in the quarter-over-quarter comparison was 150 basis points, based on an increase in total operating-basis revenue of 2.1% and an increase in total operating-basis expenses of 3.6%.

STATE STREET CORPORATION
Earnings Release Addendum

RECONCILIATION OF REPORTED RESULTS TO OPERATING-BASIS RESULTS
Quarters Ended March 31, 2011 and March 31, 2010

(Dollars in millions, except per share amounts)	Quarter Ended March 31, 2011				Quarter Ended March 31, 2010

	Reported			Operating-Basis	Reported			Operating-Basis
	Results	Adjustments		Results	Results	Adjustments		Results
Fee Revenue:
Servicing fees	$1,095			$1,095	$895			$895
Management fees	236			236	211			211
Trading services	302			302	242			242
Securities finance	66			66	72			72
Processing fees and other	92			92	120			120
Total fee revenue	1,791			1,791	1,540			1,540

Net Interest Revenue:
Interest revenue	734	$(31)	(1)	703	878	$(180)	(5)	698
Interest expense	157	-		157	217	-		217
Net interest revenue	577	(31)		546	661	(180)		481

Gains (Losses) related to investment securities, net	(7)	-		(7)	95	-		95
Total revenue	2,361			2,330	2,296	(180)		2,116

Provision for loan losses	(1)	-		(1)	15	-		15

Expenses:
Salaries and employee benefits	974	-		974	883	-		883
Information systems and communications	191	-		191	167	-		167
Transaction processing services	180	-		180	153	-		153
Occupancy	107	-		107	118	-		118
Acquisition and restructuring costs	19	(19)	(2)	-	13	(13)	(6)	-
Other	231	-		231	245	-		245
Total expenses	1,702	(19)		1,683	1,579	(13)		1,566
Income before income tax expense	660	(12)		648	702	(167)		535
Income tax expense	189	(16)	(3)	173	207	(75)	(3)	132
Tax-equivalent adjustment		31	(4)	31	-	32	(4)	32
Net income	$471	$(27)		$444	$495	$(124)		$371

Earnings allocated to participating securities	(5)	-		(5)	(3)	1	(7)	(2)
Net income available to common shareholders	$466	$(27)		$439	$492	$(123)		$369

Diluted earnings per common share	$.93	$(.05)		$.88	$.99	$(.24)		$.75

Average diluted common shares outstanding (in thousands)	500,980	500,980		500,980	498,056	498,056		498,056

Return on average common equity	10.5%	(.06)%		9.9%	13.4%	(3.4)%		10.0%
(1)	Represents tax-equivalent adjustment of $31 million, not included in reported results, net of $62 million of discount accretion related to former conduit securities.
(2)	Represents $14 million of merger and integration costs and $5 million of restructuring charges related to a business operations and information technology transformation program.
(3)	Represents net tax effect of non-operating adjustments.
(4)	Represents tax-equivalent adjustment, not included in reported results.
(5)	Represents tax-equivalent adjustment of $32 million, not included in reported results, net of $212 million of discount accretion related to former conduit securities.
(6)	Represents $13 million of merger and integration costs.
(7)	Represents effect of the difference between reported and operating-basis earnings on allocation to participating securities.

STATE STREET CORPORATION
Earnings Release Addendum

RECONCILIATION OF REPORTED RESULTS TO OPERATING-BASIS RESULTS
Quarter Ended December 31, 2010

(Dollars in millions, except per share amounts)	Quarter Ended December 31, 2010

	Reported			Operating-Basis
	Results	Adjustments		Results
Fee Revenue:
Servicing fees	$1,064			$1,064
Management fees	221			221
Trading services	310			310
Securities finance	69			69
Processing fees and other	71			71
Total fee revenue	1,735			1,735

Net Interest Revenue:
Interest revenue	834	$(106)	(1)	728
Interest expense	178	-		178
Net interest revenue	656	(106)		550

Losses related to investment securities, net	(348)	344	(2)	(4)
Total revenue	2,043	238		2,281

Provision for loan losses	(1)	-		(1)

Expenses:
Salaries and employee benefits	935	-		935
Information systems and communications	191	-		191
Transaction processing services	171	-		171
Occupancy	117	-		117
Acquisition and restructuring costs	168	168	(3)	-
Other	210	-		210
Total expenses	1,792	(168)		1,624
Income before income tax expense	252	406		658
Income tax expense	169	15	(4)	184
Tax-equivalent adjustment	-	33	(5)	33
Net Income	$83	$358		$441

Earnings allocated to participating securities	$(2)	$(4)	(6)	$(6)
Net income available to common shareholders	$81	$354		$435

Diluted earnings per common share	$.16	$.71		$.87

Average diluted common shares outstanding (in thousands)	499,232	499,232		499,232

Return on average common equity	1.8%	8.0%		9.8%
(1)	Represents tax-equivalent adjustment of $33 million, not included in reported results, net of $139 million of discount accretion related to former conduit securities.
(2)	Represents a net loss related to a repositioning of the investment portfolio.
(3)	Represents $156 million of restructuring charges related to a business operations and information technology transformation program and $12 million of merger and integration costs.
(4)	Represents net tax effect of non-operating adjustments.
(5)	Represents tax-equivalent adjustment, not included in reported results.
(6)	Represents effect of the difference between reported and operating-basis earnings on allocation to participating securities.

STATE STREET CORPORATION
Earnings Release Addendum

CONSOLIDATED STATEMENT OF CONDITION

	March 31,	December 31,	March 31,
(Dollars in millions, except per share amounts)	2011	2010	2010

Assets
Cash and due from banks	$2,637	$3,311	$2,097
Interest-bearing deposits with banks	19,984	22,234	24,269
Securities purchased under resale agreements	2,253	2,928	1,914
Trading account assets	1,832	479	147
Investment securities available for sale	90,691	81,881	72,956
Investment securities held to maturity	12,253	12,249	19,831
Loans and leases (net of allowance of $80, $100 and $91)	12,646	11,857	12,245
Premises and equipment	1,845	1,843	1,880
Accrued income receivable	1,850	1,733	1,563
Goodwill	5,720	5,597	4,515
Other intangible assets	2,644	2,593	1,768
Other assets	17,441	13,800	10,786
Total assets	$171,796	$160,505	$153,971

Liabilities
Deposits:
Noninterest-bearing	$23,667	$17,464	$13,550
Interest-bearing -- U.S.	2,581	6,957	8,240
Interest-bearing -- Non-U.S.	81,166	73,924	68,546
Total deposits	107,414	98,345	90,336

Securities sold under repurchase agreements	7,133	7,599	8,894
Federal funds purchased	4,605	7,748	4,386
Other short-term borrowings	8,060	8,694	16,514
Accrued taxes and other liabilities	15,873	11,782	9,616
Long-term debt	9,531	8,550	8,815
Total liabilities	152,616	142,718	138,561

Shareholders' Equity
Preferred stock, no par: authorized 3,500,000; 5,001 shares issued	500	-	-
Common stock, $1 par: authorized 750,000,000 shares; 503,995,215 , 502,064,454 and 501,748,047 shares issued	504	502	502
Surplus	9,416	9,356	9,222
Retained earnings	9,013	8,634	7,588
Accumulated other comprehensive loss	(238)	(689)	(1,885)
Treasury stock (at cost 401,849, 420,016 and 429,434 shares)	(15)	(16)	(17)
Total shareholders' equity	19,180	17,787	15,410
Total liabilities and shareholders' equity	$171,796	$160,505	$153,971

STATE STREET CORPORATION
Earnings Release Addendum
Tangible Common Equity and Tier 1 Common Ratios - Reconciliations
As of Period End

The table set forth below presents the calculations of State Street's ratios of tangible common equity to total tangible assets and to total risk-weighted assets, and its ratios of tier 1 common capital to total risk-weighted assets.

		For the periods ended
		March 31,	December 31,	March 31,
(Dollars in millions)		2011	2010	2010

Consolidated Total Assets		$171,796	$160,505	$153,971
Less:
Goodwill		5,720	5,597	4,515
Other intangible assets		2,644	2,593	1,768
Excess reserves held at central banks		13,295	16,612	19,235
Adjusted assets		150,137	135,703	128,453
Plus deferred tax liabilities		781	747	515
Total tangible assets	A	$150,918	$136,450	$128,968

Consolidated Total Common Shareholders' Equity		$18,680	$17,787	$15,410
Less:
Goodwill		5,720	5,597	4,515
Other intangible assets		2,644	2,593	1,768
Adjusted equity		10,316	9,597	9,127
Plus deferred tax liabilities		781	747	515
Total tangible common equity	B	$11,097	$10,344	$9,642

Tangible common equity ratio	B/A	7.4%	7.6%	7.5%

Ratio of tangible common equity to total risk-weighted assets	B/D	16.7%	17.2%	14.1%

Tier 1 Capital		$13,077	$12,325	$12,335
Less:
Trust preferred securities		950	1,450	1,450
Preferred stock		500	-	-
Tier 1 common capital	C	$11,627	$10,875	$10,885

Total risk-weighted assets	D	66,596	60,177	68,338

Ratio of tier 1 common capital to total risk-weighted assets	C/D	17.5%	18.1%	15.9%

STATE STREET CORPORATION
BASEL III CAPITAL RECONCILIATION
March 31, 2011

	Current Requirements (1)		Basel III Requirements (2)

(Dollars in millions)

Tier 1 capital	$13,077	A	$12,412
Less:
Trust preferred securities	950		855
Preferred stock	500		450
Tier 1 common capital	11,627	B	11,107

Total capital	14,380	C	13,653

Total risk-weighted assets	66,596	D	108,642
Adjusted quarterly average assets	149,824	E	197,500

Tier 1 capital ratio	19.6%	A/D	11.4%
Total capital ratio	21.6%	C/D	12.6%
Tier 1 common ratio	17.5%	B/D	10.2%
Tier 1 leverage ratio	8.7%	A/E	6.3%
(1) Actual (unaudited) total capital, tier 1 capital and tier 1 leverage ratios were calculated in accordance with currently applicable bank regulatory requirements. Tier 1 common ratio was calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock, qualifying minority interest in subsidiaries and qualifying trust preferred securities (tier 1 common capital), by (b) total risk-weighted assets, which were calculated in accordance with currently applicable bank regulatory requirements.

(2) For purposes of the calculations in accordance with Basel III (see below), total capital, tier 1 capital and tier 1 leverage ratios and total risk-weighted assets were calculated based on State Street’s estimates, based upon published statements of the Basel Committee and the Federal Reserve, of the effects of the requirements under Basel III affecting capital. The tier 1 common ratio is calculated by dividing (a) tier 1 common capital (as described in footnote (1)), but with tier 1 capital calculated in accordance with Basel III by (b) total risk-weighted assets, which are calculated in accordance with Basel III. State Street reports its financial ratios in accordance with the requirements of the Board of Governors of the Federal Reserve System, which has not yet adopted Basel III. There remains considerable uncertainty concerning the timing for adoption and implementation of Basel III by the Federal Reserve. When adopted, the Federal Reserve may implement Basel III with some or more modifications or adjustments. Therefore, State Street’s current understanding of Basel III, as reflected in the table above, may be different from the ultimate application of Basel III by the Federal Reserve to State Street.

•	Tier 1 capital used in the calculation of the tier 1 capital and tier 1 leverage ratios decreased by $665 million, as a result of applying estimated Basel III requirements to tier 1 capital of $13.077 billion as of March 31, 2011. Total capital used in the calculation of the total capital ratio decreased by $727 million, as a result of applying estimated Basel III requirements to total capital of $14.380 billion as of March 31, 2011.
•

Tier 1 common capital used in the calculation of the tier 1 common ratio was $11.107 billion, reflecting the adjustments to tier 1 capital described in the first bullet above. Tier 1 common capital used in the calculation is therefore calculated as adjusted tier 1 capital of $12.412 billion less non-common elements of capital, composed of trust preferred securities of $855 million and preferred stock of $450 million as of March 31, 2011, resulting in tier 1 common capital of $11.107 billion. At March 31, 2011, there was no qualifying minority interest in subsidiaries.

•	Total risk-weighted assets used in the calculation of the total capital, tier 1 capital and tier 1 common ratios increased by $42.046 billion as a result of applying estimated Basel III requirements to total risk-weighted assets of $66.596 billion as of March 31, 2011.
•

Consolidated adjusted quarterly average assets used in the calculation of the leverage ratio increased by $47.676 billion as a result of applying estimated Basel III requirements to the actual consolidated adjusted quarterly average assets as of March 31, 2011 of $149.824 billion.

CONTACT:
State Street Corporation
Edward J. Resch, +1-617-664-1110
or
Investors:
Kelley MacDonald, +1-617-664-3477
or
Media:
Hannah Grove, +1-617-664-3377